EXHIBIT 99.1

BurgerFi Completes $156.6 Million Acquisition of Anthony’s Coal Fired Pizza & Wings

Establishes Multi-Brand Platform of Premium Restaurant Concepts

PALM BEACH, FL and Fort Lauderdale, FL (November 4, 2021) – BurgerFi International Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” ), the owner of one of the nation’s fastest-growing premium fast-casual concepts through the BurgerFi brand, is announcing the successful completion of its pending acquisition of Anthony’s Coal Fired Pizza & Wings (“Anthony’s”) from L Catterton for $156.6 million. Ophir Sternberg, Executive Chairman of BurgerFi commented, “This acquisition marks a significant step forward in BurgerFi’s ongoing growth strategy and transition into a premium multibrand platform.”

Anthony’s, founded in 2002 and headquartered in Fort Lauderdale, FL, is a leading operator of casual dining pizza restaurants with a very loyal fan base and, like BurgerFi, a high concentration of restaurants in the state of Florida. As previously announced, Ian Baines, Chief Executive Officer of Anthony’s, will become the Chief Executive Officer of BurgerFi, while Julio Ramirez will remain Chief Executive Officer and President of the BurgerFi brand and Patrick Renna will become President of the Anthony’s brand. With the successful acquisition, BurgerFi has 177 systemwide restaurant locations mostly across the Eastern seaboard as of September 30, 2021. L Catterton will also become one of BurgerFi’s largest shareholders. The transaction is expected to be accretive to EPS to common shareholders and EBITDA in 2022.

“We are very excited to officially welcome Anthony’s into the BurgerFi family,” continued Ophir Sternberg. “Anthony’s is our first acquisition in our long term inorganic growth strategy to build a premium multibrand platform. It represents a fantastic complement to the BurgerFi brand, and we are well positioned to strategically grow Anthony’s as it fits in our focus on high quality fast-casual dining restaurants. L Catterton was an excellent partner in finalizing this transaction, and we look forward to the strategic benefits of adding Andrew Taub, Managing Partner at L Catterton to our board.”

Ian Baines, incoming Chief Executive Officer of BurgerFI, commented, “The acquisition of Anthony’s marks the beginning of a new chapter for BurgerFi as we establish a restaurant platform well-positioned for growth and success. The BurgerFi and Anthony’s brands are strategically aligned, bringing premium ingredients and loyal fanbases to fast-casual and casual dining restaurants. We are committed to our growth strategy here at BurgerFi, and will continue to scan the market for potential M&A opportunities that we can leverage and unlock value from.”

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation’s fastest-growing better burger concepts with 116 BurgerFi restaurants domestically and internationally as of September 30, 2021. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals, or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes. In October 2021, BurgerFi announced the acquisition of Anthony’s Coal Fired Pizza & Wings with 61 company-owned locations in eight states. BurgerFi was named QSR Magazine’s Breakout Brand of 2020, Fast Casual’s 2021 #1 Brand of the Year, a “Top Restaurant Brand

to Watch” by Nation’s Restaurant News in 2019 and is included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, in Consumer Report’s Chain Reaction Report, BurgerFi was praised for serving “no antibiotic beef” across all of its restaurants and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About Anthony’s Coal Fired Pizza & Wings

Anthony’s is a casual dining pizza and wing brand that, as of September 30, 2021, operated 61 company-owned restaurant locations along the east coast, with a strong presence in Florida (28 units), Pennsylvania (12 units), and New Jersey (8 units). Anthony’s prides itself on serving fresh, never frozen, high-quality ingredients. Their menu offers “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. The pizzas are prepared using a unique coal fired oven to quickly seal in natural flavors while creating a lightly-charred crust. The restaurants feature a deep wine and craft beer selection to round out the menu. To learn more about Anthony’s, please visit www.acfp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi expectations or estimates of its future business outlook, prospects or financial results, its acquisition of Anthony’s and the impact of the acquisition on BurgerFi’s growth, EPS and EBITDA. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to successfully realize the expected benefits of the acquisition of Anthony’s as a result of the impact of COVID-19 or any other factors. Forward-looking statements are neither historical facts nor assurances of future performance. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:

ICR

Lynne Collier

IR-BFI@icrinc.com

646-430-2216

BurgerFi Contact:

BurgerFi International Inc.

IR@burgerfi.com

Media Relations Contact:

rbb Communications

Christine Parsons, Christine.Parsons@rbbcommunications.com